Exhibit 99.1

Company Contact:	Porter, LeVay & Rose, Inc.
Donald R. Peck, CFO	Cheryl Schneider, VP – Investor Relations
617-638-2000	Margarerit Drgos, VP – Media Relations
Jeff Myhre, VP – Editorial
212-564-4700

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD REPORTS RECORD FOURTH QUARTER AND
YEAR-END 2004 FINANCIAL RESULTS

—FOURTH QUARTER LOAN FACILITATION VOLUME UP 89% OVER PREVIOUS YEAR—

—FOURTH QUARTER LOANS AVAILABLE FOR SECURITIZATION UP 120%—

BOSTON, MA, August 12, 2004 — First Marblehead Corporation (NYSE: FMD), a leading processor of private, non-governmental, education lending, today announced its financial results for the fourth quarter and fiscal year ended June 30, 2004.

Total service revenue for the fourth quarter of fiscal 2004 was $101.1 million, compared with $36.2 million in the fourth quarter of 2003. The Company's net income for the final quarter of fiscal 2004 was $45.3 million, or $0.68 per diluted share, compared with net income of $14.8 million, or $0.26 per diluted share during the last quarter of fiscal 2003.

Total service revenue for fiscal 2004 increased to $199.3 million, a 118% increase from $91.4 million last year. Net income for fiscal 2004 increased 139% to $75.3 million, or $1.19 per diluted share, from $31.5 million, or $0.55 per diluted share, during the 2003 fiscal year.

In the fourth quarter of fiscal 2004, First Marblehead's loan facilitation volume reached $333.6 million, up 89% from $176.8 million facilitated in the quarter ended June 30, 2003. Of this quarter's facilitation volume, First Marblehead facilitated loans available for securitization of $263.1 million, up 120% from the $119.8 million available for securitization facilitated during the fourth quarter of fiscal 2003.

First Marblehead's 2004 fiscal year loan facilitation volume increased 73% to over $1.8 billion, up from $1.0 billion for the year ended June 30, 2003. Of the $1.8 billion of loans facilitated this year, the volume of loans available for securitization increased 106% to $1.4 billion, compared with $669 million during fiscal 2003.

In June 2004, the Company announced it had closed its largest ever student loan securitization of private student loans. First Marblehead's qualified special purpose entity National Collegiate Student Loan Trust 2004-1 raised $790.1 million to acquire private student loans with a principal and accrued interest balance of $620 million in the transaction.

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Also in June 2004, the Company closed its largest ever securitization of GATE private student loans. First Marblehead's qualified special purpose entity National Collegiate Trust raised $106.4 million to acquire GATE private student loans with a principal and accrued interest balance of $97.8 million. First Marblehead received up-front structural advisory fees of approximately $5.45 million, net of its investment in the Trust. This up-front revenue was 5.6% of the balance of the loans securitized. In addition, over the term of the Trust, First Marblehead expects to receive additional structural advisory fees from the Trust with a discounted present value of approximately $1.0 million, or 1.1% of the loan balance securitized, as well as residual revenue with a discounted present value of approximately $0.7 million, or 0.7% of the loan balance securitized.

Daniel Meyers, First Marblehead's Chairman and CEO, commented, "As a company, First Marblehead has come a very long way in just a year. In October, we became a publicly held company on the New York Stock Exchange. Our facilitation volumes escalated throughout the year at a higher rate than management originally projected, and our securitizations have become larger and more efficient. Our increases in operating margins and net income confirm the strength of our growing business. We completed a successful secondary offering in June, and are now proud to be a component of the Russell 1000 index so early in our life as a public company."

Looking forward to fiscal 2005, Meyers added, "We believe that market conditions should continue to drive the private student loan market upward. Preliminary indications from the National Association of Independent Colleges and Universities suggest that tuition at private colleges will increase on average 6%, while a study from the American Association of State Colleges and Universities indicates an average increase of 10% at public institutions. As grants and public loans have not kept pace with these price increases, it falls to private loan programs to make up the difference. With our expected increases in loan facilitation volume, we plan to securitize loans more frequently next year, and expect to close securitization transactions in the second, third and fourth quarters of fiscal 2005."

First Marblehead Corporation will host a conference call today, Thursday, August 12, at 10:00a.m. (Eastern), which will be simultaneously broadcast live over the Internet. Daniel Meyers, Chairman and Chief Executive Officer, and Donald Peck, Executive Vice President and Chief Financial Officer, will host the call. To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead's website for 14 days. A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 31401000.

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental, education lending in the United States. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for fiscal year 2004 and beyond, are based upon the Company's historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements represent First Marblehead's expectations as of August 12, 2004. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead's performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead's actual results to differ from its expectations include the factors set forth under the caption "Factors That May Affect Future Results" in First Marblehead's Prospectus on Form S-1 filed with the Securities and Exchange Commission and dated June 22, 2004. These risks could cause actual results of the industry or our actual results for fiscal year 2005 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

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First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Fourth Quarters and Fiscal Years Ended June 30, 2004 and 2003

(Unaudited)

	Three months ended		Years ended
	June 30,		June 30,
	2004	2003	2004	2003
Service revenue:
Structural advisory fees	$58,011,008	$18,833,785	$97,194,747	$39,336,698
Residuals	30,104,448	11,091,913	64,894,913	30,027,105
Administrative and other fees	885,861	454,129	2,113,746	1,414,617
Processing fees from TERI	12,139,672	5,776,997	35,056,570	20,577,486

Total service revenue	101,140,989	36,156,824	199,259,976	91,355,906
Operating expenses:
Compensation and benefits	9,336,674	5,731,921	34,839,252	19,815,912
General and administrative expenses	13,270,599	4,918,710	35,695,024	16,072,928
Total operating expenses	22,607,273	10,650,631	70,534,276	35,888,840

Income from operations	78,533,716	25,506,193	128,725,700	55,467,066

Other (income) expense, net	(52,990)	324,558	(75,308)	1,453,923

Income before income tax expense	78,586,706	25,181,635	128,801,008	54,013,143

Income tax expense	33,310,856	10,416,720	53,529,727	22,514,388

Net income	$45,275,850	$14,764,915	$75,271,281	$31,498,755

Earnings per share, basic	$0.73	$0.28	$1.27	$0.59
Earnings per share, diluted	0.68	0.26	1.19	0.55
Weighted average shares outstanding, basic	61,988,682	53,185,680	59,047,914	53,099,116
Weighted average shares outstanding, diluted	66,309,867	57,171,428	63,515,662	56,831,049

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First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2004 and June 30, 2003

(Unaudited)

	June 30, 2004	June 30, 2003
Assets
Total cash and cash equivalents	$168,711,602	$18,327,018
Service receivables:
Structural advisory fees	34,334,164	10,785,583
Residuals	108,495,378	43,600,465
Processing fees from The Education Resources Institute (TERI)	6,052,356	2,519,435
	148,881,898	56,905,483
Other receivables	438,174	142,818

Property and equipment, net	10,830,499	4,415,862

Goodwill	3,176,497	3,176,497
Intangible assets, net	3,179,937	3,608,538
Prepaid and other current assets	23,030,014	477,019
Other assets	1,807,690	—
Total assets	$360,056,311	$87,053,235

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable and accrued expenses	$26,285,374	$13,558,897
Net deferred tax liability	40,138,125	14,395,985
Notes payable	15,182,329	6,674,020
Other liabilities	314,127	—
Total liabilities	81,919,955	34,628,902
Commitments and contingencies
Stockholders' equity:
Total stockholders' equity	278,136,356	52,424,333
Total liabilities and stockholders' equity	$360,056,311	$87,053,235

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Appendix (A)

First Marblehead Corporation

Loan Facilitation Metrics

	FY 2004	FY2003	% Increase
Q4 Loan Facilitation Volume	$334 million	$177 million	89%
Q4 Volume of Loans Available for Securitization	$263 million	$120 million	120%

Fiscal 2004 Loan Facilitation Volume	$1.8 billion	$1.0 billion	73%
Fiscal 2004 Volume of Loans Available for Securitization	$1.4 billion	$669 million	106%

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